Exhibit 99.906 CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Midstream/Energy Fund, Inc. (the “Fund”), each certify to his knowledge that:

1.	The Fund’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Fund.

July 26, 2013

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors,	Chief Financial Officer and Treasurer
President and Chief Executive Officer